Exhibit 10.19

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.	FORRESTER RESEARCH B.V., a private limited liability company with its registered and business offices at Rijnsburgstraat 9-11, 1059 AT Amsterdam, The Netherlands, for this purpose duly represented by Michael A. Doyle, hereinafter referred to as “the Employer”;

and

2.	Dennis van Lingen, Lunette 8 2141 MX Vijfhuizen, The Netherlands, hereinafter referred to as “the Employee”;

AGREE AS FOLLOWS:

Article 1.	Commencement, position, term, notice and termination

1.	The initial employment began on 1 August 2000. With effect from 1 October 2013 (the “Effective Date”), the Employee shall have the position of Chief Product Officer and Chief Europe Middle East and Africa (“EMEA”) Officer of the Forrester Research group of companies (the “Affiliated Companies”), of which both Forrester Research, Inc. and the Employer are members. The Employee will report to the Chief Executive Officer of Forrester Research, Inc. The Employer reserves the right, within the limits of what is considered reasonable, to make changes to the Employee’s position.

2.	This Employment Agreement (“Agreement”) is entered for an indefinite period of time and may be terminated as at the end of a calendar month by either party by notice given in writing observing the statutory term of notice.

3.	The Agreement shall in any event terminate, with no requirement for a notice period to be given, on the first day of the month following the month in which the Employee reaches the pensionable age.

4.	The Employee’s employment is subject to and conditional upon the Employee being entitled to work in the Netherlands. The Employee provided the Employer with the required documents (i.e. copy of passport etc.) and will notify the Employer in case of any changes in his entitlement to work in the Netherlands.

Article 2.	Employment address, working hours and duties

1.	The duties shall be carried out at the Employer’s premises at Rijnsburgstraat 9-11 in Amsterdam or at any other location to be determined by the Employer within the greater metropolitan area of Amsterdam. Should this address change or should the Employer for business reasons decide on another location in the Netherlands, the place of work may change and the Employer reserves the right to transfer the Employee either temporarily or permanently to any alternative place of work in the Netherlands, including any office premises, having due consideration for personal and domestic circumstances.

2.	The working week shall run from Monday to Friday. The usual office hours shall run from 8:30 a.m. to 5:30 p.m., with one hour off for lunch.

3.	In view of the nature of the work, flexibility is expected from the Employee with respect to working outside of the usual office hours and/or over and above the usual working hours. The Employee covenants that, at the Employer’s request, the Employee shall work overtime and/ or outside the normal working hours whenever a proper performance of duties so requires. With respect to said overtime, no remuneration shall be paid.

4.	The Employee shall within the boundaries of his position, perform the duties assigned by the Employer management.

5.	The Employee shall also perform, within the boundaries of his position, the functions reasonably assigned to the Employee by the Employer for any member of the Affiliated Companies. Such functions shall be governed by the terms and conditions contained in this Agreement and shall not entitle the Employee to any further remuneration.

6.	For the purposes of this Agreement, an “Affiliated Company” is any entity controlling, controlled by or under common control with the Employer.

Article 3.	Salary, holiday and benefits

1.	The Employee shall receive a fixed base salary of € 262,987.00 gross on an annual basis (“Annual Base Salary”), prorated to the Effective Date, to be paid in twelve equal monthly instalments, payable in arrears on the last day of every calendar month. The Employee’s 8% holiday allowance is included in this amount.

2	The Employee is also eligible (provided he is employed by the Employer or an Affiliated Company through the last working day of the calendar year) for additional variable compensation (“the Additional Variable Compensation”) in accordance with the Forrester Research, Inc. Amended and Restated Executive Cash Incentive Plan (“the Plan”). For the period January 1, 2013 through the Effective Date, the Employee’s annualized target Additional Variable Compensation is €98,007.00 gross. As of the Effective Date, the Employee’s annualized target Additional Variable Compensation is €112,708.00 gross. The Employee acknowledges that Forrester Research, Inc. has reserved the right to change the terms and conditions of the Plan, or to cease operation of the Plan, at any time in order to reflect business goals. The exact amount of Additional Variable Compensation earned, if any, will be measured and determined annually in accordance with the Plan. As a result, the Employee may earn more or less than any targeted amount.

3.	The Employee’s Annual Base Salary will be reviewed at least once each year but neither the Employer nor any Affiliated Company shall be under any obligation to increase it following any such review. The award of any increase and the amount of any such increase will be at the Employer’s sole discretion.

4.

Subject to the approval of the Compensation and Nominating Committee of the Board of Directors of Forrester Research, Inc., the Employee shall be granted on the Effective Date an option to purchase 10,000 shares of the common stock of Forrester Research, Inc. with an exercise price equal to the closing price of such common stock on the grant date pursuant to the Forrester Research, Inc. Amended and

Restated 2006 Equity Incentive Plan. Any further grants of equity awards under such Plan or any similar plan are at the discretion of said Board of Directors or committee thereof.

5.	The Employee shall be entitled to 25 days paid holiday for each full calendar year, in addition to normal public holidays that the Employer observes. The Employee’s holiday entitlement should be taken in the year in which the holidays are accrued.

6.	The Employer shall reimburse the Employee for the income-related contribution for medical insurance (zorgverzekering). The payments will be made directly through payroll, as the Employer’s contribution is subject to tax deductions. In addition, the Employer shall make a contribution towards the Employee’s annual nominal premium for health care, which is subject to tax deductions. The Employee will provide the Employer with a copy of his health insurance policy.

7.	The Employee will continue to participate in the Employer’s collective pension insurance, if and as soon as the Employee meets the relevant requirements (eligibility requires the Employee to be 21 years or older). The costs involved in the pension shall be divided between the Employer and Employee in accordance with the pension provisions as laid down in the pension scheme. The Employee authorises the Employer to withhold the Employee’s contribution from the salary in equal and consecutive instalments, if possible. The Employer shall ensure payment of the total premium to the insurance company. Participation ends with termination of employment with the Employer, at the effective date of the old age pension or with death of the Employee.

8.	The costs of commuting to and from the office shall be reimbursed in compliance with the Dutch legal fiscal laws and the Employer’s policy if the distance between the Employer’s office and the Employee’s home address involves more than 10 kilometres.

9.	Expenses for business travel in privately owned vehicles shall be reimbursed in compliance with the Dutch legal fiscal laws and the travel and expense policy of Forrester Research, Inc.

10.	If the Employee is incapacitated to work on account of illness/disablement or accident for a period longer than two months, the Employer shall be entitled to suspend the transportation allowance until the Employee resumes work.

11.	The Employee may join the Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan according to the rules of that plan.

Article 4.	Illness and incapacity for work

1.	If the Employee is incapacitated to work on account of illness/disablement or accident or unable to perform work for any reason, the Employee shall be obliged to inform the Employer and HR thereof before 9:30 a.m. on the first day of absence.

2.	a) In the event of the Employee’s incapacity to work on account of illness/disablement or accident the Employer shall for a maximum period of three months, but until no later than the date when the Employee’s employment hereunder ends (if that date is the earlier), continue to pay 100 per cent of the Annual Base Salary as specified in article 3 of this Agreement, subject to deduction of any benefits to be received by the Employee under the social security laws and/or benefits under any other relevant insurances taken out by the Employer.

b) In case the Employee’s incapacity to work, as referred to in article 4.2 a, continues after the first three months, the Employer shall for a maximum period of twenty one months, but until no later than the date when the Employee’s employment hereunder ends (if that date is the earlier), continue to pay 70 per cent of the Annual Base Salary as specified in article 3 of this Agreement, subject to deduction of any benefits to be received by the Employee under the social security laws and/or benefits under any other relevant insurances taken out by the Employer.

3.	On pain of forfeiture of entitlement to continued payment of salary pursuant to this Article 4, the Employee must strictly comply with any guidelines and instructions given by or on behalf of the Employer regarding sick leave (of which the Employee declares to be familiar with) and if so requested must co-operate in any medical examination with regard thereto. Forfeiture of the right on continued payment as provided above shall not prejudice the application of other sanctions in this respect.

4.	For the purpose of this Agreement, periods of incapacity to work following each other at intervals of less than four weeks shall be regarded as one consecutive period of incapacity to work.

Article 5.	Sidelines

1.	During his employment hereunder the Employee shall not perform any paid or unpaid work or activities that could interfere with his obligations under this Agreement without prior written approval of the Employer.

2.	The Employee shall not accept any monies or other remuneration from third parties in connection with his work for the Employer and/or any Affiliated Company.

Article 6.	Confidentiality and non-disclosure

1.	During his employment hereunder as well as after its termination -irrespective of the manner in which and the reasons for which his employment may be terminated- the Employee shall treat as strictly confidential and not disclose to third parties, whether directly or indirectly, in any form or manner whatsoever, any information which comes to his knowledge regarding the business and interests of the Employer and/or any Affiliated Company and/or its customers and other business relations, all this in the broadest sense.

2.	In the event that the Employee is suspended and upon termination of the Employee’s employment hereunder — irrespective of the manner in which and the reasons for which the employment may be terminated — the Employee shall at the Employer’s first request to that effect surrender to the Employer all property of the Employer in the Employee’s possession as well as all documents which in any way whatever relate to the Employer and/or any Affiliated Company and/or their customers and other business relations, all this in the broadest sense, as well as all copies of such documents (whether or not recorded on data carriers) and property.

3.	In the event that the Employee commits any breach of this Article, he shall forfeit to the Employer, in variance from the provisions of Section 7:650, subsections 3, 4 and

5 of the Civil Code, an immediately payable penalty of € 4,500.00 for each such breach, to be increased by € 450.00 for each day that any such breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Employer’s right, instead of this penalty, to demand full compensation for the loss actually suffered by it and/or to demand specific performance. Payment of the penalty referred to in this Article shall not release the Employee from his obligations specified in this Article.

Article 7.	Non-competition

1.	For a period of twelve (12) months after termination of employment hereunder - irrespective of the manner in which and the reasons for which employment has been terminated - the Employee shall not without prior written approval of the Employer be permitted to do any of the following:

a)	to work for or be involved with, in any manner, whether directly or indirectly and whether paid or unpaid, any person, organization, company or enterprise pursuing activities in competition with or similar or related to the activities of the Employer and/or any Affiliated Company, or to have or take any interest in such organization, company or enterprise;

b)	to solicit or endeavour to entice away from the Employer and/or any Affiliated Company the business or custom of any customer or prospective customer with a view towards providing goods or services to that customer or prospective customer in competition with the Employer and/or any Affiliated Company For the purposes of this paragraph, a customer means any firm, company or other person or entity who, during the 12 months ending on the date of the termination of the Employee’s employment, was a customer or client or in the habit of dealing with the Employer and/or any Affiliated Company. For the purposes of this paragraph, a prospective customer means any firm, company, or other person or entity who, during the period of 12 months ending on the date of the termination of the Employee’s employment, shall have had negotiations or discussions with the Employer and/or any Affiliated Company with a view towards dealing with it.

c)	to induce present employees of the Employer and/or any Affiliated Company or persons who in the period of one year preceding the termination of the Employee’s employment have been or were employed by the Employer and/or any Affiliated Company to terminate their employment and/or to hire such present or former employees.

2.	The Employee acknowledges that the business of the Employer and the Affiliated Companies is global in nature and accordingly the Employee agrees that the restrictions set forth in this Article apply worldwide.

3.	In the event that the Employee commits any breach of this Article, he shall forfeit to the Employer, in variance from the provisions of Section 7:650, subsections 3, 4 and 5 of the Dutch Civil Code, an immediately payable penalty of € 4,500.00 for each such breach, to be increased by € 450.00 for each day that any such breach continues, without prior notice or judicial intervention being required and entirely without prejudice to the Employer’s right, instead of this penalty, to demand full compensation for the loss actually suffered by it and/or to demand specific performance. Payment of the penalty referred to in this Article shall not release the Employee from his obligations specified in this Article.

Article 8.	Intellectual and industrial property rights

1.	All intellectual property rights, including but not limited to copyright and patent, design and trade mark rights, in any products, works and/or services developed by the Employee during or in connection with his employment hereunder shall vest in the Employer.

2.	The Employee hereby, if required, assigns to the Employer, which assignment is hereby accepted by the Employer, all intellectual property rights in any products, works and/or services developed (completely or in part) by the Employee during or in connection with his employment hereunder. The Employee agrees that where this assignment (or part thereof) should at any time prove to be legally invalid, he shall at such time assign said rights -without imposing any condition thereon - to the Employer by a separate deed.

3.	In respect of the products, works and/or services referred to in this Article, the Employee hereby waives any and all moral rights as defined in Section 25 of the Copyright Act.

4.	The provisions of this Article imply that both during his employment hereunder and at any time thereafter the Employee shall not be permitted to commercially exploit or cause others to commercially exploit in whatever manner and/or to register or cause others to register any products, works and/or services developed by him during or in connection with his employment hereunder.

5.	The parties agree that the salary of the Employee is deemed to include compensation for deprivation (if any) of intellectual property rights.

Article 9.	Termination

1.	The Employer shall be under no obligation to vest in or assign to the Employee any powers or duties or to provide any work for the Employee after lawful notice to terminate has been given, whether by the Employer or the Employee. The Employer may at any time or from time to time after lawful notice of termination has been served by either party in its discretion:

a)	Require the Employee not to perform his duties including, without limitation, requiring him not to contact any customers, clients, suppliers, or employees of the Employer; and/or

b)	Exclude the Employee from any premises of the Employer.

The Employee shall continue to receive his Annual Base Salary and other benefits hereunder during any period of notice in which he is required to remain away from work pursuant to this Article. The Employee shall continue to comply with all obligations under this Agreement (other than to provide work to the Employer), and shall continue to be bound by his obligations of fidelity in full and to the same extent as existed prior to the Employer’s rights under this Article being exercised.

2.	The Employer shall be entitled to dismiss the Employee without notice or payment in lieu of notice for gross misconduct if the Employee commits any serious breach of his obligations as an employee (“Dringende reden” as mentioned in article 7:678 of the Dutch Civil Code).

3.	In the event that the Employee’s employment is terminated at the initiative of the Employer for any reason other than the Employee’s gross misconduct or gross negligence, the Employee will be entitled to severance compensation in an amount equal to the greater of any severance due under applicable Dutch law or the cash severance component of the written Forrester Research, Inc. severance plan applicable to executive team members then in effect, provided that the Employee executes a release of legal claims in the Employer’s favour.

Article 10.	Data Protection

1.	By signing this Agreement, the Employee acknowledges and agrees that it may be necessary for the Employer, be it in connection with this Agreement or otherwise, to process, provide or transfer (sensitive) personal information and/or data concerning him. The Employee further acknowledges and agrees that it may be necessary for the Employer to provide or transfer this information and/or data to third parties, inside or outside the European Union. By signing this Agreement, the Employee consciously and expressly grants the Employer his permission for the aforementioned processing, providing and/or transferring of his (sensitive) personal information and/or data. The foregoing is notwithstanding the Employee’s rights of access, rectification and opposition, or any other rights under the Act on the protection of personal data (Wet Bescherming Persoonsgegevens).

Article 11.	Telecommunications and IT

1.	The Employer has the right to monitor any and all aspects of its telephone and computer systems that are made available to the Employee, within the limits of Dutch privacy law, and to monitor, intercept and/or record any communications made by him, including any type of telephone, email or Internet communications, and the Employee hereby expressly consents to the Employer doing so. Such monitoring shall principally be for business purposes only. The Employee has been made aware of the Employer’s policy in this connection with which he must comply.

Article 12.	Code of Conduct

1.	The Employee agrees by his signature that he has read, understood and will be bound by the attached Forrester Research, Inc. Code of Business Conduct and Ethics, except where the rules refer to US specific employment conditions.

Article 13.	Miscellaneous

1.	This Agreement is construed in accordance with the laws of the Netherlands and any disputes arising from or relating to this Agreement shall be governed by the laws of the Netherlands.

2.	All income tax and social security contributions which an employer must by law deduct from its employees’ salaries and pay to the relevant authorities shall be so deducted from and paid in respect of all amounts to be paid to the Employee under this Agreement, unless it follows from the nature of the payment that it may be made tax-free.

3.	If at any time it is determined by the Inspector of Taxes and/or the Implementing Authority Employees Insurances (“UWV”) that any of the payments to be made to the Employee under or in connection with this Agreement are (in part) subject to the levy of income tax/wage tax and/or social security contributions, the compulsory deductions shall be made yet and charged to the debit of the Employee. As from such time the amounts of the relevant future payment(s) shall be reduced to the level at which such payment(s) may be made tax-free.

4.	The Employer reserves the right, according to Article 7:613 of the Dutch Civil Code, within the limits of what is reasonable, to modify and/or supplement this Agreement and all arrangements made hereunder between the parties, if in the Employer’s judgement circumstances warrant such modification or supplementation.

5.	The foregoing constitutes the entire agreement between the parties and supersedes all agreements and undertakings previously made and given by and between the Employee and the (bodies of the) Employer and/or any Affiliated Company. Amendments to this Agreement shall only be effective when made in writing and signed by both parties.

This agreed, drafted in duplicate and signed by the Employee in Amsterdam on 3 DECEMBER 2013.

FORRESTER RESEARCH B.V.

The Employer	The Employee

Michael A. Doyle	Dennis van Lingen
Director
Forrester Research B.V.